Exhibit 23.2

Consent of Moss Adams LLP

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 11, 2009, relating to the consolidated financial statements of Home Federal Bancorp, Inc. and subsidiary (the Company) appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2011.

/s/ Moss Adams LLP
Spokane, Washington
December 16, 2011